Alpha Overlay Securities Linked to the DB Commodity Booster DJUBS 14
TV Index ER and the DB Commodity Harvest - 10 Index USD TR

Commodities ■ Bullish ■ Medium Term

Indicative Terms as of December 9, 2009

CUSIP:                   2515A0 WR 0

Issuer:                  Deutsche Bank AG, London Branch

Maturity / Tenor:        Months

Basket:                  The securities are linked to the performance of the DB
                         Commodity Booster - DJUBS - TV 14 Index ER (the
                         "Booster Index," Bloomberg: DBCMBTVE (Index)) and the
                         DB Commodity Harvest - 10 Index USD TR (the "Harvest
                         Index," Bloomberg Ticker: DBCMHVEE (Index)), each a
                         "Basket Index" and collectively, the "Basket Indices".

Redemption Amount:       You will receive a cash payment on the Maturity Date
                         per $1,000 security face amount, calculated as follows:

                         $1,000 x (Final Basket Level / Initial Basket Level )

                         Your investment will be fully exposed to any
                         depreciation in the Booster Index and the Harvest
                         Index. The minimum Redemption Amount will be zero.

Initial Basket Level:    Set equal to 100 on the Trade Date

Basket Level:            On any trading day, calculated as follows, subject to a
                         minimum of zero,

                         100 x (1 + Booster Performance + Harvest Performance -
                         Adjustment Factor).

Final Basket Level:      The Basket Level, as determined by the Calculation
                         Agent on the Final Valuation Date.

Booster Performance:     (Final Reference Level / Initial Reference Level - 1);
                         determined using the Initial Reference Level and Final
                         Reference Level for the Booster Index

Harvest Performance:     (Final Reference Level / Initial Reference Level - 1);
                         determined using the Initial Reference Level and Final
                         Reference Level for the Harvest Index

Initial Reference Level: The closing level for the respective Basket Index on the Trade Date.

Final Reference Level:   The closing level for the respective Basket Index on
                         the Final Valuation Date.

Adjustment Factor:       0.0075 + 0.025 x Days / 365, where "Days" equals the
                         number of calendar days from the Trade Date to, but
                         excluding the Final Valuation Date.

Discounts and
Commissions:             The securities will be sold with varying underwriting
                         discounts and commissions in an amount not to exceed
                         $7.50 per $1,000 securities. The Agents may pay
                         referral fees to other broker-dealers of up to 0.50% or
                         $5.00 per $1,000 face amount. The Agents may pay
                         custodial fees to other broker-dealers of up to 0.25%
                         or $2.50 per $1,000 face amount. The agents for this
                         offering are our affiliates. For more information see
                         "Underwriting (Conflicts of Interest)" in accompanying
                         term sheet No. 788.

Agents:                  Deutsche Bank Securities Inc. and Deutsche Bank Trust
                         Company Americas.

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                         Best Case Scenario at Maturity
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If the Final Basket Level is greater than the Initial Basket Level, investors will receive 100% of the appreciation of the Basket, reduced by the Adjustment
Factor.
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                               Worst Case Scenario
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If the Final Basket Level is less than the Initial Basket Level, you will lose some or all of your investment in the securities.
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                                    Benefits
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|X|  Exposure to two Deutsche Bank proprietary commodity indices. The base index of the Booster Index (the "Booster Base Index") seeks to outperform the Dow
     Jones UBS Commodity Index (the "DJUBS Index"). The base Index of the
     Harvest Index (the "Harvest Base Index") takes a long position in the
     Deutsche Bank Commodity Booster Index - S&P GSCI Light Energy (the "S&P
     Booster Index") and a short position in the S&P GSCI Light Energy Index
     ("S&P Light Energy Index"). The S&P Booster Index seeks to outperform the
     S&P Light Energy Index.
|X|  100% participation in the performance of each Basket Index with uncapped upside potential, reduced by the Adjustment Factor.
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                                      Risks
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|X|  The strategy of each Basket Index to achieve a target volatility in its
     Base Index may not be successful. The Booster Base Index may not outperform the DJUBS Index and the S&P Booster Index may not outperform the S&P Light
     Energy Index.
|X|  A commodity hedging disruption event may result in acceleration of the securities and you may lose a substantial part of your investment.
|X|  Commodity prices may change unpredictably.
|X|  An investment in the securities is subject to the credit of the Issuer.
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                                 Important Dates
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                             Offering Period:December 9, 2009 - January 28, 2010
                                Trade Date:.....................January 29, 2010
                                Settlement Date:................February 3, 2010
                                Final Valuation Date:..........February 28, 2011
                                Maturity Date:.........March 3, 2011 (13 Months)

                                                  ISSUER FREE WRITING PROSPECTUS
                                                      Filed Pursuant to Rule 433
                                           Registration Statement No. 333-162195
                                                          Dated December 9, 2009

                       ---------------------------------------------------------
                                  NOT FDIC / NCUA INSURED OR GUARANTEED
                                    MAY LOSE VALUE * NO BANK GUARANTEE
                                             NOT A DEPOSIT
                               NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY
                       ---------------------------------------------------------

Deutsche Bank Structured Equity Sales    +1 212 250-9905

Return Scenarios at Maturity
Final Basket Level	Percentage Change in Basket	Payment at Maturity (per $1,000 invested)	Return on Securities (%)
200.00	100%	$2,000.00	100.00%
180.00	80%	$1,800.00	80.00%
160.00	60%	$1,600.00	60.00%
140.00	40%	$1,400.00	40.00%
120.00	20%	$1,200.00	20.00%
110.00	10%	$1,100.00	10.00%
100.00	0%	$1,000.00	0.00%
90.00	-10%	$900.00	-10.00%
80.00	-20%	$800.00	- 20.00%
60.00	-40%	$600.00	-40.00%
40.00	-60%	$400.00	-60.00%
20.00	-80%	$200.00	-80.00%
0.00	-100%	$0.00	-100.00%
This hypothetical scenario analysis table illustrates the Redemption Amounts payable on the Maturity Date per $1,000 security face amount for hypothetical performances of the Basket.  Hypothetical results are neither an indicator nor a guarantee of future returns. Actual results may vary, perhaps materially, from this analysis. The numbers appearing above have been rounded for ease of analysis. The calculation of the Basket Level includes an Adjustment Factor. As a result, the performance of the Basket Indices will need to reflect, on a combined basis, a positive performance greater than 3.46% for the return on the securities to be positive.

Selected Risk Factors An investment in the securities involves significant risks. You should read “Risk Factors” in term sheet No. 788 for detailed information about the risks listed below.

YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your initial investment. The return on the securities at maturity is linked to the performance of the Basket Indices and will depend on whether, and the extent to which, the Final Basket Level is greater than the Initial Basket Level. In addition, as a result of the Adjustment Factor, the performance of the Basket Indices will need to reflect, on a combined basis, a positive performance of at least 3.46% for you to receive your initial investment back at maturity. You will lose some or all of your initial investment if the Final Basket Level is equal to or less than the Initial Basket Level.

EARLY REDEMPTION RISK —CFTC position limits on certain commodities may restrict our ability to hedge our obligation under the securities, in which case we may, in our sole and absolute discretion, accelerate the payment on the securities and pay you an amount determined by the calculation agent. You may lose a substantial part of your investment if the securities are accelerated by the Issuer due to the imposition of CFTC position limits. You may not be able to reinvest your money in a comparable investment.

STRATEGY RISK – Each Basket Index seeks an enhanced return by achieving a target volatility in its respective Base Index.  The Booster Base Index, the DB Commodity Booster DJUBS Index, seeks to outperform the DJUBS Index by adopting an optimal yield rolling strategy. The Harvest Base Index takes a long position in S&P Booster Index and a short position in S&P Light Energy Index. The S&P Booster Index seeks to outperform the S&P Light Energy Index by adopting an optimal yield rolling strategy. The target volatility strategy and the optimal yield rolling strategy may not be successful. Each Basket Index may fail to achieve the target volatility in its Base Index.

COMMODITY PRICE MAY CHANGE UNPREDICTABLY — Market prices of the commodity future contracts underlying the Basket Indices may fluctuate rapidly based on numerous factors, including changes in supply and demand relationships, weather, trends in agriculture and trade, etc.

THE BASKET INDICES AND BASE INDICES HAVE VERY LIMITED PERFORMANCE HISTORY.

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — Certain built-in costs, such as our estimated cost of hedging, are likely to adversely affect the value of the securities prior to maturity and may adversely affect the price, if any, at which the Issuer or its affiliates may be willing to purchase the securities from you in the secondary market. You should be willing and able to hold your securities to maturity.

OUR RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVELS OF THE BASKET INDICES OR THE MARKET VALUE OF THE SECURITIES — We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities, which could affect the Basket Level or the value of the securities.

POTENTIAL CONFLICTS — Because we and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities, and being the index sponsor of the Basket Indices and Base Indices, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

LACK OF LIQUIDITY — There may be little or no secondary market for the securities. The securities will not be listed on any securities exchange and the Issuer and its affiliates, although they may do so, will have no obligation to offer to purchase the securities in the secondary market.

COUNTERPARTY RISK — The payment of amounts owed to you under the securities is subject to the Issuer’s ability to pay. Consequently, you are subject to counterparty risk and are susceptible to risks relating to the creditworthiness of Deutsche Bank AG.

MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to levels of the Basket Indices on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — Significant aspects of the U.S. federal income tax treatment of the securities are uncertain, and no assurance can be given that the Internal Revenue Service will accept, or a court will uphold, the tax consequences described in the accompanying term sheet.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents including term sheet No. 788 relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, term sheet No. 788 and this fact sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Deutsche Bank Structured Equity Sales    +1 212 250-9905